                                                                     EXHIBIT 2.1






                            ASSET PURCHASE AGREEMENT


                                   dated as of


                                  July 2, 1999,


                                  by and among


                         ALIGN-RITE INTERNATIONAL, INC.,
                            a California corporation,


                                ALIGN-RITE, INC.,
                             a Florida corporation,


                                       AND

                               HARRIS CORPORATION,
                             a Delaware corporation

                                TABLE OF CONTENTS



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
                                    ARTICLE I

                      RULES OF CONSTRUCTION AND DEFINITIONS

1.1      Rules of Construction..................................................1
1.2      Definitions............................................................2

                                   ARTICLE II

            SALE OF PURCHASED ASSETS, ASSUMPTION OF ASSUMED CONTRACTS
                AND ASSUMED LIABILITIES AND RELATED TRANSACTIONS

2.1      Purchase and Sale of Purchased Assets..................................9
         (a)      Purchased Assets..............................................9
         (b)      Excluded Assets..............................................10
         (c)      Nonassignable Contracts......................................10
2.2      Assumption of Liabilities.............................................11
         (a)      Liabilities Not Assumed......................................11
         (b)      Assumed Liabilities..........................................11
         (c)      Buyer's Obligation to Replace Photomasks.....................11
2.3      Purchase Price........................................................12
         (a)      Purchase Price...............................................12
         (b)      Allocation...................................................12
         (c)      Payment......................................................12

                                   ARTICLE III

                                     CLOSING

3.1      Closing Date..........................................................12
3.2      Items to be Delivered at the Closing By Seller........................12
3.3      Items to be Delivered at the Closing by Buyer.........................13

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

4.1      Organization and Related Matters......................................13
4.2      Financial Statements; Changes; Contingencies..........................14
         (a)      Audited Financial Statements.................................14
         (b)      Unaudited Interim Financial Statements.......................14
         (c)      No Material Adverse Changes..................................14
4.3      Material Contracts....................................................14
4.4      Condition of Property.................................................15
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                                TABLE OF CONTENTS
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4.5      Intangible Property...................................................16
4.6      Authorization; No Conflicts...........................................16
4.7      Legal Proceedings.....................................................17
4.8      Permits...............................................................17
4.9      Compliance with Law...................................................17
4.10     Employee Benefits.....................................................18
         (a)      Employee Benefit Plans, and Employment Agreements,
                  and Similar Arrangements.....................................18
         (b)      Qualified Plans..............................................19
         (c)      Title IV Plans...............................................19
         (d)      Union Contracts..............................................19
         (e)      Health Plans.................................................19
         (f)      Fines and Penalties..........................................19
4.11     No Brokers or Finders.................................................20
4.12     Accuracy of Information...............................................20
4.13     Inventories...........................................................20
4.14     Customers and Suppliers...............................................20
4.15     Environmental Compliance..............................................21
         (a)      Environmental Reports........................................21
         (b)      Compliance with Environmental Laws; Permits..................21
         (c)      Environmental Conditions; Action by Governmental Agency......21
         (d)      Treatment, Storage or Disposal Sites.........................21
4.16     Powers of Attorney....................................................22
4.17     Year 2000.............................................................22
4.18     Labor and Employment..................................................22

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

5.1      Organization and Related Matters......................................23
5.2      Authorization.........................................................23
5.3      Legal Proceedings.....................................................24
5.4      No Conflicts..........................................................24
5.5      No Brokers or Finders.................................................24
5.6      Governmental Authorizations and Consents..............................24
5.7      Litigation............................................................25
5.8      Access................................................................25
5.9      Employee Records......................................................25
5.10     Financial Capacity....................................................25
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                                TABLE OF CONTENTS
                                   (continued)



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                                   ARTICLE VI

                COVENANTS AND REPRESENTATIONS AND WARRANTIES WITH
                  RESPECT TO CONDUCT OF SELLER PRIOR TO CLOSING

6.1      Access................................................................25
6.2      Material Adverse Changes..............................................26
6.3      Conduct of Photomask Business.........................................26
6.4      Notification of Certain Matters.......................................27
6.5      Permits and Approvals; Third Party Consents...........................28
6.6      Preservation of Photomask Business Prior to Closing Date..............28
6.7      Certain Filings.......................................................28

                                   ARTICLE VII

                         ADDITIONAL CONTINUING COVENANTS

7.1      Noncompetition........................................................29
         (a)      Restrictions on Competitive Activities.......................29
         (b)      Exceptions...................................................29
         (c)      Restrictions on Soliciting Employees by Seller...............29
         (d)      Restrictions on Soliciting Employees by Buyer................29
         (e)      Special Remedies and Enforcement.............................30
7.2      Nondisclosure of Proprietary Data.....................................30
7.3      Maintenance of Books and Records......................................31
7.4      Employment Matters....................................................31
         (a)      Employees....................................................31
         (b)      Proration of Employee Benefits...............................32
         (c)      Severance Obligations........................................32
         (e)      No Third Party Beneficiaries.................................33
7.5      Buyer's Rights in Intellectual Property...............................33
         (a)      Assignment of Intellectual Property Rights...................33
         (b)      Assignment of Software Licenses..............................33
         (c)      Transfer of Tangible Software and Technology.................34
7.6      Representations Regarding Software....................................34
7.7      Sales and Transfer Taxes; Other Fees..................................34

                                  ARTICLE VIII

                             CONDITIONS OF PURCHASE

8.1      General Conditions....................................................35
         (a)      No Orders; Legal Proceedings.................................35
         (b)      Approvals....................................................35
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                                TABLE OF CONTENTS
                                   (continued)



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8.2      Conditions to Obligations of Buyer....................................35
         (a)      Representations and Warranties and Covenants of Seller.......35
         (b)      No Material Adverse Change...................................35
         (c)      Opinions of Counsel..........................................36
         (d)      Consents.....................................................36
         (e)      Changes in Law...............................................36
         (f)      Employees....................................................36
         (g)      Facility Lease Agreement.....................................36
         (h)      Photomask Supply and Strategic Alliance Agreement............36
         (i)      Seller Certificate...........................................36
         (j)      Site Services Agreement......................................36
8.3      Conditions to Obligations of Seller...................................37
         (a)      Representations and Warranties and Covenants of Buyer........37
         (b)      Opinion of Counsel...........................................37
         (c)      Facility Lease Agreement.....................................37
         (d)      Photomask Supply and Strategic Alliance Agreement............37
         (e)      Site Services Agreement......................................37

                                   ARTICLE IX

                      TERMINATION OF OBLIGATIONS; SURVIVAL

9.1      Termination of Agreement..............................................37
         (a)      Mutual Consent...............................................37
         (b)      Conditions to Buyer's Performance Not Met....................37
         (c)      Conditions to Seller's Performance Not Met...................38
         (d)      Hart-Scott-Rodino............................................38
         (e)      Material Breach..............................................38
9.2      Effect of Termination.................................................38
9.3      Survival of Representations and Warranties............................38

                                    ARTICLE X

                                 INDEMNIFICATION

10.1     Obligations of Seller.................................................39
10.2     Obligations of Buyer..................................................40
         (a)      General......................................................40
         (b)      With Respect to Environmental Conditions.....................40
10.3     Procedure and Other Matters...........................................41
         (a)      Procedure....................................................41
         (b)      Other Matters................................................41
         (c)      Cooperation in Defending Claims..............................42
10.4     Survival..............................................................42
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                                TABLE OF CONTENTS
                                   (continued)



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10.5     Notice by Seller......................................................42
10.6     Exclusive Remedy......................................................42
10.7     No Offsets............................................................42

                                   ARTICLE XI

                                     GENERAL

11.1     Amendments;Waivers....................................................43
11.2     Schedules; Exhibits; Integration......................................43
11.3     Commercially Reasonable Efforts; Further Assurances...................43
         (a)      Commitment to Commercially Reasonable Efforts................43
         (b)      Limitation...................................................43
11.4     Governing Law; Choice of Forum; Consent to Personal Jurisdiction......44
11.5     No Assignment.........................................................44
11.6     Headings..............................................................44
11.7     Counterparts..........................................................44
11.8     Publicity and Reports.................................................44
11.9     Confidentiality.......................................................45
11.10    Parties in Interest...................................................45
11.11    Notices...............................................................45
11.12    Expenses..............................................................47
11.13    Remedies; Waiver......................................................47
11.14    Attorneys' Fees.......................................................47
11.15    Knowledge Convention..................................................47
11.16    Representation By Counsel and Other Advisors; Interpretation..........48
11.17    Specific Performance..................................................48
11.18    Severability..........................................................48
11.19    Dispute Resolution and Arbitration....................................48
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                                      -v-

                            ASSET PURCHASE AGREEMENT


                  This Asset Purchase Agreement is entered into as of the close of business on July 2, 1999, by and among Align-Rite International, Inc., a California corporation ("PARENT"), Align-Rite, Inc., a Florida corporation ("SUB," and together with Parent, "BUYER"), on the one hand, and Harris Corporation, a Delaware corporation ("SELLER"), acting through its Semiconductor Business Unit, on the other.


                                 R E C I T A L S

                  WHEREAS, Seller is engaged in the photomask manufacturing business as a portion of its primary business of designing, developing, manufacturing, assembling, testing, selling and disposing of semiconductor devices.

                  WHEREAS, Seller desires to sell, and Buyer desires to purchase certain assets used in connection with Seller's photomask manufacturing business together with Buyer's assumption of certain Assumed Contracts (as defined herein) and the Assumed Liabilities (as defined herein), on the terms and conditions set forth in this Agreement.


                                A G R E E M E N T

                  In consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:


                                   ARTICLE I

                      RULES OF CONSTRUCTION AND DEFINITIONS

                  1.1 RULES OF CONSTRUCTION

                  For all purposes of this Agreement, except as otherwise expressly provided:

                  (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and shall include, as appropriate, the plural as well as the singular,

                  (b) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles in the United States, as in effect from time to time as applied on a consistent basis (i.e.
GAAP),

                  (c) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

                  (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

                  (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

                  1.2 DEFINITIONS

                  As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply:

                  "ACTION" means any action, complaint, investigation, petition, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

                  "AFFILIATE" means a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

                  "AGREEMENT" means this Asset Purchase Agreement by and between Buyer and Seller as amended or supplemented together with all Exhibits and Schedules attached hereto.

                  "APPROVAL" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

                  "ASSUMED CONTRACTS" has the meaning specified in Section 2.1(a)(v).

                  "ASSUMED LIABILITIES" has the meaning specified in Section 2.2(b).

                  "BUSINESS TECHNOLOGY" means Technology owned by Seller and in the possession of the Photomask Business as of the Closing Date that is specific to operation of the Photomask Business. Business Technology does not include Seller's Product Mask Information.

                  "BUYER" means Align-Rite International, Inc. and any subsidiary corporation through which Align-Rite International, Inc. will take possession of the Purchased Assets.

                  "BUYER'S AUDITORS" means Pricewaterhouse Coopers LLP, independent public accountants to Buyer.

                  "BUYER PARTIES" has the meaning specified in Section 10.1.

                  "CLAIMANT" has the meaning specified in Section 11.19.

                  "CLOSING" means the consummation of the transactions contemplated by this Agreement.

                  "CLOSING DATE" means the date of the Closing.

                  "CODE" means the Internal Revenue Code of 1986, as amended, and the related regulations and published interpretations.

                  "CONTRACT" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

                  "COPYRIGHTS" means rights in any and all United States and foreign copyright registrations and applications therefor and unregistered copyrights owned by Seller.

                  "DISPUTE NOTICE" has the meaning specified in Section 11.19.

                  "ENCUMBRANCE" means any claim, charge, lease, covenant, easement, encumbrance, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law and Permitted Encumbrances.

                  "ENVIRONMENTAL CONDITION" means the presence in, on, under or about the real property currently or formerly used, owned or operated in connection with the operation of the Photomask Business or the assets of Seller used in the Photomask Business of any Hazardous Substance which, if the presence of such Hazardous Substance was known, would be reportable under any Environmental Law, or which could reasonably be anticipated to require investigation or remediation pursuant to any Environmental Law.

                  "ENVIRONMENTAL LAWS" means all applicable Laws pertaining to the safety of employees or the environment including: (x) all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature; and (y) all requirements pertaining to the protection of the safety of employees or the public.

                  "EQUITY SECURITIES" means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

                  "ERISA AFFILIATE" means (i) any corporation which is a member of a group of corporations of which Seller is a member and which is a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which Seller is a member; and (iii) a member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which Seller, any corporation described in clause (i) above or any trade or business described in clause (ii) above are members.

                  "EXCLUDED ASSETS" has the meaning specified in Section 2.1(b).

                  "FACILITY LEASE AGREEMENT" has the meaning specified in
Section 8.2.

                  "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time, as applied on a consistent basis.

                  "GOODWILL" means the expectation of patronage from customers of the Photomask Business and the consumer identification and favorable consideration shown by customers of the Photomask Business to the goods or services known to emminate from the Photomask Business.

                  "GOVERNMENTAL ENTITY" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

                  "HARRIS PATENTS" means and refers to all Patents owned by Harris as of the Closing Date and covering activities performed in the course of business by the Photomask Business prior to the Closing Date.

                  "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

                  "HAZARDOUS SUBSTANCE" means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

                  "INDEMNIFIABLE CLAIM" means any Loss for or against which any Person is entitled to indemnification under this Agreement.

                  "INDEMNIFIED PARTY" means the party entitled to indemnity hereunder.

                  "INDEMNIFYING PARTY" means the party obligated to provide indemnification hereunder.

                  "INTANGIBLE PROPERTY" means any permits or other property other than personal property, real property or Intellectual Property used in or pertaining to the Photomask Business.

                  "INTELLECTUAL PROPERTY" means intellectual property covered by Copyrights, Harris Patents or Trade Secret Rights as defined herein.

                  "INTELLECTUAL PROPERTY RIGHTS" means rights in Copyrights and Harris Patents and Trade Secret Rights which (a) are owned by the Seller, (b) exist under laws respecting Patents, Copyrights or Trade secrets, but not trademarks and (c) cover the use of Business Technology.

                  "INVENTORY" has the meaning specified in Section 2.1(a)(iv).

                  "IRS" means the United States Internal Revenue Service or any successor entity.

                  "LAW" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order, whether federal, state or local, domestic or foreign.

                  "LOSS" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, and reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that is imposed on or otherwise incurred or suffered by the specified Person.

                  "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means, when used in connection with Seller, the Photomask Business, the Purchased Assets, the Assumed Contracts and the Assumed Liabilities, any change, event or effect (or any development that insofar as can reasonably be foreseen, is likely to result in any change or effect) that, individually or in the aggregate, is materially adverse to the business, assets, financial condition or results of operations of the Photomask Business taken as a whole.

                  "MATERIAL CONTRACT" means any Contract material to the Photomask Business as of or after the effective date of this Agreement as described in Schedule 4.3.

                  "ORDER" means any decree, injunction, judgment, order, ruling, assessment or writ.

                  "PARENT" means Align-Rite International, Inc.

                  "PATENTS" means issued patents, including United States and foreign patents and applications therefor, petty patents, patents of importation, and divisions, reissues, continuations, continuations-in-part, renewals and extensions of any of the foregoing; certificates of addition and utility models and utility model applications; but does not include License Agreements.

                  "PBGC" means the United States Pension Benefit Guaranty Corporation or any successor thereto.

                  "PERMIT" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

                  "PERMITTED ENCUMBRANCES" means (i) tax liens for taxes not yet payable, or for taxes presently payable, but being contested by Seller in good faith and in accordance with the procedures established in the jurisdiction imposing the tax, (ii) liens relating to obligations to be paid prior to or concurrent with the Closing, (iii) liens of carriers, warehousemen, mechanics, laborers and materialmen and other similar liens incurred in the ordinary course of business for sums not yet due or being contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (iv) real property liens of record, and (v) liens on assets other than Purchased Assets.

                  "PERSON" means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Entity.

                  "PHOTOMASK BUSINESS" means the manufacture and sale of photomask products and related photomask services by Seller regardless of the name under which any such activity is conducted, and shall be deemed to include the Purchased Assets, the rights and assets transferred pursuant to Section 7.5 hereof, revenues and income,

Assumed Liabilities, Assumed Contracts, exclusive of cash, cash equivalents, accounts receivable, accounts payable and any elements of the Retained Business or Excluded Assets.

                  "PHOTOMASK SUPPLY AND STRATEGIC ALLIANCE AGREEMENT" has the meaning set forth in Section 8.2.

                  "PREPAID EXPENSES" has the meaning specified in Section 2.1(a)(vi).

                  "PURCHASE PRICE" has the meaning set forth in Section 2.3(a).

                  "PURCHASED ASSETS" has the meaning set forth in Section
2.1(a).

                  "REAL PROPERTY" means the real property located within the complex of buildings known as the Semiconductor Sector located at 2401 Palm Bay Road, NE, Palm Bay, Florida 32905 and known as Building 60 and a portion of Building 56 used in the Photomask Business, appurtenances thereto, rights in connection therewith, and the leasehold estates created as part of the transaction contemplated by this Agreement.

                  "REPRESENTATIVES" shall be deemed to include the independent accountants and counsel of the applicable party hereto.

                  "RESPONDENT" has the meaning set forth in Section 11.19.

                  "RETAINED BUSINESS" means the business of the Semiconductor Business Unit of Harris Corporation except for the Photomask Business which is the subject of this Agreement.

                  "SEC" means the United States Securities and Exchange Commission or any successor entity.

                  "SELLER" has the meaning specified in the preamble to this Agreement.

                  "SELLER'S PRODUCT MASK INFORMATION" means the product design data of Seller for products designed or manufactured by or on behalf of Seller's Semiconductor Business Unit from which photomasks are made, whether such data is in electronic pattern media or Photomask tooling, and not otherwise used in the operation of the Photomask Business.

                  "SITE SERVICES AGREEMENT" has the meaning set forth in Section 8.2.

                  "SOFTWARE" means the manifestation of computer programs and databases in tangible or physical form, including, but not limited to magnetic media, firmware, and documentation in the form of source code, object code or microcode; Software includes, but is not limited to management information systems, computer aided design and/or engineering programs, computer aided manufacturing programs, CADBUS programs, machinery control programs, and personal computer programs, in each case that is owned by or licensed to Seller and relevant to the Photomask Business. Software does not include any Technology or any Intangible Property Rights.

                  "SOFTWARE LICENSES" means agreements concerning Software (other than Systems Software) used in or on behalf of the Photomask Business including the agreements identified on Schedule 7.6.

                  "SOFTWARE TYPE 1" means Software for which the Seller is sole owner of all right title and interest and which is specific to the Photomask Business. Software Type 1 does not include Systems Software.

                  "SOFTWARE TYPE 2" means Software owned in whole or in part by the Seller and licensable by Seller on a non-exclusive basis to Buyer, and which is not specific to, but is used in, the operations of the Photomask Business. Software Type 2 does not include Systems Software.

                  "SYSTEMS SOFTWARE" means software not specific to the Photomask Business and not specific to an individual personal computer.

                  "SUB" means the subsidiary of Align-Rite International, Inc. through which Align-Rite International, Inc. will take possession of the Purchased Assets.

                  "TAX" means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof.

                  "TAX RETURN" means a report, return or other information required to be supplied to or filed with a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes any subsidiary.

                  "TECHNOLOGY" means the manifestation in tangible or physical form of all types of technical information and data including, but not limited to, know-how; product definitions and designs; research and development, engineering, manufacturing, assembly, process, test, quality control, procurement, and service specifications, procedures, standards, and reports; maskworks; blueprints; drawings; materials specifications, procedures, standards, and lists; catalogs; technical information and data relating to marketing and sales activity; and formulae, in each case that is owned by or licensed to Seller and relevant to routine operation of the Photomask Business. Technology does not include any Software or any Intangible Property Rights.

                  "TERMINATION DATE" means the specific date first set forth in
Section 9.1.

                  "TRADE SECRET RIGHTS" means any and all rights in trade secrets owned by Seller and comprising Technology used in the operation of the Photomask Business.

                  "Y2K PROBLEM" has the meaning set forth in Section 4.17.


                                   ARTICLE II

                            SALE OF PURCHASED ASSETS,
                   ASSUMPTION OF ASSUMED CONTRACTS AND ASSUMED
                      LIABILITIES AND RELATED TRANSACTIONS

                  2.1 PURCHASE AND SALE OF PURCHASED ASSETS

                  (a) Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Sub, and Sub shall purchase, acquire and accept from Seller, Seller's right, title and interest in and to the assets specifically described in this Section 2.1 (a) (the "PURCHASED ASSETS").

                      (i) All machinery, tools, supplies, apparatus, furniture and fixtures, supplies, and computer hardware located at and used solely by the Photomask Business and other equipment of every type as identified on Schedule 2.1(a)(i) hereto;

                      (ii) The cleanroom located within Building 60, including fixtures and improvements attached thereto as set forth in Schedule 2.1(a)(ii);

                      (iii) All other fixtures and improvements attached to the Real Property used primarily in connection with the Photomask Business as specified in Schedule 2.1(a)(iii);

                      (iv) All inventory of usable goods, including all merchandise, photomasks, raw materials, work in progress, finished products and other tangible personal property held for sale or used in connection with the Photomask Business as of the date hereof (the "INVENTORY"), together with any additions thereto and subject to any reductions therefrom received or incurred by Seller in operating the Photomask Business in the ordinary course and in compliance with
         Section 6.3 hereof after the date hereof and through the Closing Date all as set forth in Schedule 2.1(a)(iv);

                           All of Seller's rights and interests arising under or in connection with the Contracts to which Seller is a party specified on Schedule 2.1(a)(v) and which Buyer assumes (the "ASSUMED CONTRACTS") including but not limited to obligations to complete work on order from customers; provided, however, that except as otherwise specified herein, Buyer shall not assume any of the obligations or liabilities of the Assumed Contracts arising prior to the Closing or based on actions or inactions of Seller prior to the Closing;

                      (vi) Prepaid expenses and deposits as of the date hereof (the "PREPAID EXPENSES") as set forth in Schedule 2.1(a)(vi), together with any additions thereto and subject to any reductions therefrom made or accrued by Seller in operating the Photomask Business in the ordinary course and in compliance with Section 6.3 hereof after the date hereof and through the Closing Date;

                      (vii) Sales data and information, customer lists, information relating to customers, suppliers' names, catalogs, sales literature, promotional materials, advertising matter and all rights thereto relating specifically to the Photomask Business;

                      (viii) Intangible Property; the Goodwill associated with the Photomask Business; all of Seller's books, records, files, documents, pay history papers and agreements (including, but not limited to, those contained in computerized storage media) used solely in the Photomask Business and related to its employees, except for those employee records consisting of field folders, medical records and former employee actions brought against the Seller, which actions have been settled or adjudicated and the order of the court performed; all transferable Permits used in the Photomask Business; unemployment compensation, workers' compensation and other credits, reserves or deposits with applicable Governmental Entities relating to Seller's employees of the Photomask Business who become Employees of Buyer.

                  (b) Excluded Assets. No rights, properties or assets of Seller shall be included in the Purchased Assets except to the extent specified in
Section 2.1 (a). As an example, no cash, receivables or Contracts not expressly assumed hereunder by the Buyer are included as Purchased Assets. Buyer shall not acquire under the terms of this Agreement any title to or interest in the name "Harris" or "Harris Semiconductor" or Seller's monograms, logos, trademarks, or any variations or combinations thereof or Seller's Product Mask Information. Buyer, however, shall be entitled to use all of Seller's Product Mask Information solely for the purpose of making Photomasks for Seller. Buyer shall use reasonable care in storing and maintaining Seller's Product Mask Information. Seller acknowledges that Seller's Product Mask Information is Seller's property and that Buyer shall have no liability for damages or loss related thereto; provided, however, that Buyer shall be liable for damages arising from Buyer's negligence or willful misconduct.

                  (c) Nonassignable Contracts. Notwithstanding other terms set forth in this Section 2.1, to the extent that any Software contracts to be assigned pursuant to this Agreement are not capable of being assigned without the consent, approval or waiver of a third person or entity, nothing in this Agreement will constitute an assignment or require the assignment thereof.

                  2.2 ASSUMPTION OF LIABILITIES

                  (a) Liabilities Not Assumed. Except as expressly provided in
Section 2.2(b), Buyer shall not assume, shall not take subject to and shall not be liable for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of Seller or any Affiliate of Seller, including, but not limited to the following:

                      (i) The liabilities set forth in the financial statements identified in Sections 4.2(a) and (b) and the contracts set forth on
         Schedule 4.3;

                      (ii) Any liabilities or obligations incurred arising from or out of or in connection with Seller's operations, the condition of its assets or places of business, its ownership of the Purchased Assets, or the issuance, sale, repayment or repurchase of any of its securities;

                      (iii) Any liabilities or obligations incurred, arising from or out of, in connection with or as a result of claims made by or against Seller whether before or after the Closing Date that arise out of events prior to the Closing Date; and

                      (iv) Any product liability claims for Photomasks manufactured and delivered to customers on or prior to the Closing Date, except, as provided in Section 2.2(b).

                  (b) Assumed Liabilities. Notwithstanding Section 2.2(a), on the Closing Date, Buyer shall assume only the obligations of Seller under the Assumed Contracts to the extent such obligations are to be performed on and after the Closing Date (but excluding any liability or obligation to a third party arising from a breach of such Assumed Contract before the Closing or based on actions or inactions of Seller prior to the Closing or arising out of Seller's failure to obtain a required Consent to the assignment of an Assumed Contract to Buyer), obligations for employee wages, salaries and benefits as provided in Section 7.4, and Buyer's responsibility to replace Photomasks as set forth in Section 2.2(c) below (the "ASSUMED LIABILITIES").

                  (c) Buyer's Obligation to Replace Photomasks. Buyer shall replace Photomask products manufactured by Harris after January 1, 1999 and through the Closing Date so long as such Photomask products are returned for non-compliance with applicable customer specification within one hundred eighty
(180) days of the date on which such products were shipped to such customers by Seller. In no event shall Buyer's liability under this Section 2.2(c) exceed in the aggregate $25,000, which amount shall be calculated by reference to the original invoice for such products. Seller acknowledges and agrees that Buyer's liability hereunder shall be limited to the replacement of such products described above and that in no event shall Buyer be liable for any other damages arising from such products, including, without limitation, damages arising from the use of such products.

                  2.3 PURCHASE PRICE

                  (a) Purchase Price. The aggregate purchase price to be paid to Seller by Buyer for the Purchased Assets shall be Thirteen Million Two Hundred Fifty Thousand Dollars ($13,250,000) (the "PURCHASE PRICE").

                  (b) Allocation. Buyer shall provide Seller with a draft of IRS Form 8594 sixty (60) days prior to the date on which such filing is due with the IRS.

                  (c) Payment. At the Closing, at 12:00 p.m. Eastern Daylight Time on July 2, 1999, Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available funds to Chase Manhattan Bank - New York, ABA Routing #:021000021, Account Name: Harris Corporation Master Account, Account
Number: 144046155.


                                  ARTICLE III

                                     CLOSING

                  3.1 CLOSING DATE

                  Upon the terms and subject to the conditions set forth in this Agreement, the signing and Closing of the transaction shall take place simultaneously at the offices of Harris Corporation, 1025 NASA Boulevard, Melbourne, Florida 32919, at 12:00 p.m. Eastern Daylight Time, on July 2, 1999.

                  3.2 ITEMS TO BE DELIVERED AT THE CLOSING BY SELLER

                  At the Closing, Seller shall deliver or cause to be delivered to Buyer:

                  (a) A Bill of Sale and Assignment, in substantially the form of Exhibit A;

                  (b) All documentation required to exempt Seller from the withholding requirement of Section 1445 of the Code, consisting of (i) an affidavit from Seller to Buyer stating under penalty of perjury that Seller is not a foreign person and providing Seller's U.S. taxpayer identification numbers, or (ii) a sworn affidavit of Seller that it is not "U.S. real property holding corporations," as defined in Section 897 of the Code or (iii) a "qualifying statement" obtained by Seller from the Internal Revenue Service;

                  (c) The opinions, certificates, consents and other documents referred to herein, including in Section 8.2, as then deliverable by Seller.

                  (d) The key to all locks located on or in the Purchased Assets (and any and all cards, devices or things necessary to access any Purchased Assets).

                  (e) The Facility Lease Agreement in substantially the form of Exhibit B.

                  (f) The Photomask Supply and Strategic Alliance Agreement in substantially the form of Exhibit C.

                  (g) The Site Services Agreement in substantially the form of Exhibit D.

                  3.3 ITEMS TO BE DELIVERED AT THE CLOSING BY BUYER

                  At the Closing, Buyer shall deliver to Seller:

                  (a) The Purchase Price;

                  (b) An Assumption Agreement, in substantially the form of Exhibit E;

                  (c) The opinions, certificates, consents and other documents referred to herein, including in Section 8.3, as then deliverable by Buyer;

                  (d) The Facility Lease Agreement in substantially the form of Exhibit B;

                  (e) The Photomask Supply and Strategic Alliance Agreement in substantially the form of Exhibit C; and

                  (e) The Site Services Agreement in substantially the form of Exhibit D.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  As of the date hereof and as of the Closing, Seller represents and warrants to Buyer, and agrees with Buyer, as follows:

                  4.1 ORGANIZATION AND RELATED MATTERS

                  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement, the Facility Lease Agreement, the Photomask Supply and Strategic Alliance Agreement, the Site Services Agreement and any other related agreements to which it is a party Seller is required to be and is qualified to do business as a foreign corporation in the State of Florida. Seller has all requisite corporate power and authority to own the Purchased Assets and to carry on the Photomask Business as now conducted and is duly qualified or licensed to do business as foreign corporations in good standing in all jurisdictions in which the character or the location of the Purchased Assets owned or leased by it or the nature of the Photomask Business requires licensing or qualification. True, correct and complete copies of the charter documents of Seller as in effect on the date hereof have been delivered to Buyer.

                  4.2 FINANCIAL STATEMENTS; CHANGES; CONTINGENCIES

                  (a) Audited Financial Statements. Seller has delivered to Buyer consolidated and consolidating balance sheets for the Seller at June 27, 1997 and July 2, 1998. All such financial statements of Seller have been examined by the auditors whose reports thereon are included with such financial statements and which have been prepared in conformity with GAAP. Such statements of operations and cash flow present fairly in all material respects the results of operations and cash flows of Seller for the respective periods covered, and the balance sheets present fairly in all material respects the financial condition of Seller as of their respective dates. Since April 2, 1999, there has been no change in any of the significant accounting policies, practices or procedures of Seller.

                  (b) Unaudited Interim Financial Statements. Seller has delivered to Buyer balance sheets and income statements for the Photomask Business at April 30, 1999, and May 28, 1999 and for the ten month and eleven month periods ended April 30, 1999 and May 28, 1999, respectively. The internal interim financial statements present fairly the results of operations of the Photomask Business for the respective periods covered. All such interim financial statements reflect all adjustments (which consist only of normal recurring adjustments not material in amount and include but are not limited to estimated provisions for year-end adjustments) necessary for a fair presentation.

                  (c) No Material Adverse Changes. Except as disclosed on
Schedule 4.2(c), since April 26, 1999, whether or not in the ordinary course of business, there has not been, occurred or arisen:

                      (i) any change in or event affecting the Photomask Business, the Purchased Assets, the Assumed Liabilities, that has had or may reasonably be expected to have a Material Adverse Effect on the Photomask Business, the Purchased Assets, or the Assumed Liabilities, or

                      (ii) any agreement, condition, action or omission which would be proscribed by (or require consent under) Section 6.3 had it existed, occurred or arisen after the date of this Agreement, or

                      (iii) any strike or other labor dispute, or

                      (iv) any casualty, loss, damage or destruction (whether or not covered by insurance) of any of the Purchased Assets that is material.

                  4.3 MATERIAL CONTRACTS

                  Schedule 4.3 lists each Contract to which the Photomask Business, or Seller (relating to the Photomask Business) is a party or to which Seller or any of its respective properties on the date hereof is subject or by which any thereof is bound that is deemed a Material Contract under this Agreement. Unless otherwise so noted in Schedule 4.3, each such Contract was entered into in the ordinary course of business.

Each such Contract that (a) after April 2, 1999 obligates Seller (with respect to the Photomask Business) to pay an amount of $25,000 or more, (b) has an unexpired term as of April 2, 1999 in excess of six (6) months, (c) contains a covenant not to compete or otherwise significantly restricts business activities, (d) provides for the extension of credit other than consistent with normal credit terms, (e) limits the ability of Seller to conduct its business, including as to manner or place, (f) provides for a guaranty or indemnity by Seller, (g) grants a power of attorney, agency or similar authority to another person or entity, (h) contains a right of first refusal, (i) contains a right or obligation of or to any Affiliate, officer or director or any Associate, of Seller, (j) represents a Contract upon which the Photomask Business is substantially dependent or a Contract which is material to the Photomask Business, (k) requires Seller to buy or sell goods or services with respect to which there will be material losses or will be costs and expenses materially in excess of expected receipts (other than as provided for or otherwise reserved against on the most recent of the balance sheets referred to in Section 4.2) or
(l) was not made in the ordinary course of business, shall be deemed to be a Material Contract. True, correct and complete copies of the Material Contracts appearing on Schedule 4.3, including all amendments and supplements, have been delivered to Buyer. Each Material Contract is valid and subsisting; Seller has duly performed all its respective obligations thereunder to the extent that such obligations to perform have accrued; and no breach or default, or to Seller's knowledge alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by Seller (or, to the best knowledge of Seller, any other party or obligor with respect thereto), has occurred or as a result of this Agreement or its performance will occur. Except as set forth in Schedule 4.3, consummation of the transactions contemplated by this Agreement shall not (and shall not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation, of Seller with respect to the Material Contracts.

                  4.4 CONDITION OF PROPERTY

                  (a) All Purchased Assets used in connection with the Photomask Business are owned by Seller, except as indicated on Schedule 4.4(a). Seller has good and marketable title to the Purchased Assets, free and clear of any Encumbrances, except for Permitted Encumbrances. Seller has all rights, power and authority to sell, convey, assign, transfer and deliver the Purchased Assets to Buyer in accordance with the terms of this Agreement. At the Closing, Seller shall deliver the Purchased Assets to Buyer, free and clear of any Encumbrances, except for Permitted Encumbrances and except for encumbrances created by Buyer. The Purchased Assets are in a good state of maintenance and repair, have been regularly and appropriately maintained, repaired and replaced, and are presently being used in their existing condition to conduct the Photomask Business.

                  (b) Except as set forth on Schedule 4.4(b) all water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by Law for the present use and operation of the Real Property in which Buyer will obtain a leasehold interest under the Facility Lease Agreement are installed across public property or valid easements to the boundary lines of such Real Property, and are connected pursuant to existing Permits, and such facilities are the existing connections presently servicing the Real Property and are in good operating condition, normal wear and tear excepted. Seller holds good title to the Real Property, has not leased or otherwise encumbered, except for Permitted Encumbrances, the Real Property, and shall deliver possession of the Real Property to Buyer at the Closing. The Real Property may be used for the operation of the Photomask Business.

                  4.5 INTANGIBLE PROPERTY

                  Schedule 4.5 lists all items of Intangible Property in which Seller, as relates to the Photomask Business other than the Excluded Assets, and the Photomask Business has an interest and the nature of such interest. Such assets include all Permits or other rights with respect to any of the foregoing. Seller has complete rights to and ownership of all Intangible Property required or desirable for use in connection with the Photomask Business. Seller does not use any Intangible Property by consent of any other Person nor is required to and makes any payments to others with respect thereto. The Intangible Property of Seller is fully assignable free and clear of any Encumbrances, other than Permitted Encumbrances. Seller has in all material respects performed all obligations required to be performed by it, and is not in default in any material respect, under any Contract relating to any of the foregoing. Seller has not received any notice to the effect (or is otherwise aware) that the Intangible Property or any use by Seller of any such property conflicts with or infringes (or allegedly conflicts with or infringes) the rights of any Person.

                  4.6 AUTHORIZATION; NO CONFLICTS

                  The execution, delivery and performance of this Agreement, the Facility Lease, Photomask Supply and Strategic Alliance Agreement and any other related agreements by Seller has been duly and validly authorized by the Board of Directors of Seller and by all other necessary corporate action on the part of Seller. This Agreement has been and the Facility Lease Agreement, Photomask Supply and Strategic Alliance Agreement and any related agreements to which Seller is a party shall, prior to or simultaneously with the Closing, be duly executed and delivered by Seller and constitute the legally valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally. The execution, delivery and performance of this Agreement, the Facility Lease Agreement, the Photomask Supply and Strategic Alliance Agreement and the Strategic Alliance Agreement by Seller and the execution, delivery and performance of any related agreements or contemplated transactions by Seller shall not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the charter documents or by-laws of Seller or any Material Contract of Seller, result in the imposition of any Encumbrance against any of the Purchased Assets, or violate any Law.

Schedule 4.6 lists all Permits, Approvals and consents required to be obtained by Seller to consummate the transactions contemplated by this Agreement. Except for matters identified in Schedule 4.6 as requiring that certain actions be taken by or with respect to a third party or Governmental Entity, the execution and delivery of this Agreement by Seller and the performance of this Agreement and any related or contemplated transactions by Seller will not require filing or registration with, or the issuance of any Permit by, any other third party or Governmental Entity.

                  4.7 LEGAL PROCEEDINGS

                  There is no Order or Action pending, or, to the knowledge of Seller, threatened, against or affecting Seller or any of their respective properties or assets that individually or when aggregated with one or more other Orders or Actions has or if determined adversely might reasonably be expected to have a Material Adverse Effect on the Photomask Business, or the Purchased Assets (or the use, operation or value thereof), the Assumed Liabilities, Seller's ability to perform this Agreement, or any aspect of the transactions contemplated by this Agreement. Schedule 4.7 lists each Order and each Action that involves a claim or potential claim of aggregate liability in excess of $10,000 against, or that enjoins or seeks to enjoin, any activity by Seller with respect to the Photomask Business other than any Order or Action concerning Environmental Conditions disclosed in Schedule 4.15.

                  4.8 PERMITS

                  Seller holds all Permits that to Seller's knowledge are required by any Governmental Entity to permit it to conduct the Photomask Business as now conducted and operate the Purchased Assets as well as all other assets material to the Photomask Business, and all such Permits are valid and in full force and effect, except where the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect on the Photomask Business, and where in effect, shall remain in full force and effect for the benefit of Buyer upon consummation of the transactions contemplated by this Agreement, except for those Permits identified on Schedule 4.8 as not transferable to Buyer. To Seller's Knowledge no suspension, cancellation or termination of any of such Permits is threatened or imminent.

                  4.9 COMPLIANCE WITH LAW

                  (a) Seller has conducted the Photomask Business in accordance with applicable Laws, and the forms, procedures and practices of Seller are in material compliance with all such Laws, to the extent applicable.

                  (b) The use and operation of the Purchased Assets are in compliance with all applicable Laws, building codes, environmental, zoning, subdivision, and land use laws, and other local, state and federal laws and regulations, and there are no material violations of any such Laws.

                  4.10 EMPLOYEE BENEFITS

                  (a) Employee Benefit Plans, and Employment Agreements, and Similar Arrangements.

                      (i) Schedule 4.10(a) lists (by entity subject thereto or bound thereby) all employee benefit plans, employment or severance agreements and other similar arrangements to which Seller (only insofar as applicable to the employees of Seller dedicated to the Photomask Business) is or has been bound for the last five (5) years, legally or otherwise, including, without limitation, (a) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (b) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, or agents, including but not limited to benefits relating to company automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, (c) any employment agreement not terminable on thirty (30) days (or less) written notice, or (d) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA).

                      (ii) Seller has made available to Buyer true and complete copies of all documents and summary plan descriptions with respect to such plans, agreements and arrangements, or summary descriptions of any such plans, agreements or arrangements not otherwise in writing.

                      (iii) There are no negotiations, demands or proposals that are pending or have been made which concern matters now covered, or that would be covered, by plans, agreements or arrangements of the type described in this section.

                      (iv) Seller is in compliance in all material respects with the applicable provisions of ERISA (as amended through the date of this Agreement), the regulations and published authorities thereunder, and all other Laws applicable with respect to all such employee benefit plans, agreements and arrangements. Seller has performed in all material respects all of its respective obligations under all such plans, agreements and arrangements and all such plans, agreements and arrangements have been operated in compliance with their terms. To the knowledge of Seller, there are no Actions (other than routine claims for benefits) pending or threatened against such plans or their assets, or arising out of such plans, agreements or arrangements, and, to the knowledge of Seller, no facts exist which could give rise to any such Actions (other than routine claims for benefits).

                  (b) Qualified Plans.

                      (i) Schedule 4.10(b) lists all "employee pension benefit plans" (within the meaning of Section 3(2) of ERISA) in Schedule 4.10(a) which are also stock bonus, pension or profit-sharing plans within the meaning of Section 401(a) of the Code.

                      (ii) Each such plan has been duly authorized by the board of directors of Seller. Each such plan is qualified in form and operation under Section 401(a) of the Code and each trust under each such plan is exempt from tax under Section 501(a) of the Code. To the knowledge of Seller no event has occurred that shall or could give rise to disqualification or loss of tax-exempt status of any such plan or trust under such sections. To the knowledge of Seller no event has occurred that shall or could subject any such plans to tax under
         Section 511 of the Code. No prohibited transaction (within the meaning of Section 4975 of the Code) or party-in-interest transaction (within the meaning of Section 406 of ERISA) has occurred with respect to any of such plans.

                      (iii) Seller has made available to Buyer for each such plan copies of the following documents: (i) the Form 5500 filed in each of the most recent three plan years, including but not limited to all schedules thereto and financial statements with attached opinions of independent accountants, (ii) the most recent determination letter from the IRS, (iii) the consolidated statement of assets and liabilities of such plan as of its most recent valuation date, and (iv) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such plan for the most recently ended plan year. The financial statements so delivered fairly present the financial condition and the results or operations of each of such plans as of such dates, in accordance with GAAP.

                  (c) Title IV Plans. No plan listed in Schedules 4.10(a) or (b) is a plan subject to Title IV of ERISA.

                  (d) Union Contracts. Seller is not a party to any collective bargaining or other agreements with labor unions, the members of which are employed by Seller, in connection with the Photomask Business.

                  (e) Health Plans. All group health plans of Seller have been operated in all material respects in compliance with the group health plan continuation coverage requirements of Section 162(k) and Section 4980B of the Code to the extent such requirements are applicable.

                  (f) Fines and Penalties. There has been no act or omission by Seller that has given rise to or may give rise to fines, penalties, taxes or related charges under Section 502(c) or (i) or Section 4701 of ERISA of Chapter 43 of the Code.

                  4.11 NO BROKERS OR FINDERS

                  No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller or any of its respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions.

                  4.12 ACCURACY OF INFORMATION

                  All information furnished by or on behalf of Seller to Buyer, its agents or representatives in connection with the Purchased Assets, the Assumed Liabilities and this Purchase Asset Agreement is true and correct in all material respects and does not contain any untrue statement of material fact or omit to state a material fact necessary to make any statement herein not misleading.

                  4.13 INVENTORIES

                  All inventories of Seller are of good and merchantable quality, are carried at cost (with respect to raw materials), standard cost (with respect to work in process and finished goods) or expensed (with respect to spares), and are currently useable or saleable in the ordinary course of business. The value of obsolete, damaged or excess inventory and of inventory below standard quality has been written down on the most recent balance sheet delivered to Buyer pursuant to Section 4.2 or, with respect to inventories purchased since the balance sheet date, on the books and records of Seller, to ascertainable market value, or adequate reserves described on such balance sheet have been provided therefor, and the value at which inventories are carried reflects the customary inventory valuation policy of Seller (which fairly reflects the value of obsolete, spoiled or excess inventory) for stating inventory.

                  4.14 CUSTOMERS AND SUPPLIERS

                  Schedule 4.14 lists the names of and describes all Assumed Contracts with and the appropriate percentage of Photomask Business attributable to, the ten largest captive users/customers of the Photomask Business, the ten largest merchant customers of the Photomask Business and the ten most significant suppliers of the Photomask Business as of the first six (6) months of the current fiscal year, and any sole-source suppliers of significant goods or services (other than electricity, gas, telephone or water) to the Photomask Business with respect to which alternative sources of supply are not readily available on comparable terms and conditions. To Seller's Knowledge no existing customer has threatened to transfer business to a third Person on account of the transactions contemplated by this Agreement.

                  4.15 ENVIRONMENTAL COMPLIANCE

                  (a) Environmental Reports. Schedule 4.15(a) contains a list of each current report, study or filing, of which Seller is aware, and which relates to the use of Hazardous Substances upon the Real Property in which Buyer will obtain a leasehold interest under this Agreement, the Facility Lease Agreement, or the transactions contemplated hereby, or upon real property currently or formerly used, owned or operated in connection with the operation of the Photomask Business of Seller, any Environmental Condition existing upon the real property currently or formerly used, owned or operated in connection with the operation of the Photomask Business of Seller or the compliance of the Photomask Business of Seller, or any real property in which Buyer will obtain an interest under this Agreement, the Facility Lease Agreement, or the transactions contemplated hereby, currently or formerly used, owned or operated in connection with the operation of the Photomask Business of Seller with any Environmental Laws. A copy of each item listed in Schedule 4.15(a) has been made available to Buyer.

                  (b) Compliance with Environmental Laws; Permits. Except as disclosed in Schedule 4.15(b), the Photomask Business of Seller and all real property and personal property currently or formerly used, owned or operated in connection with the operation of the Photomask Business of Seller is, and at all times in the past has been, used or operated in all material respect in compliance with all Environmental Laws. Seller has obtained and presently maintains all Permits and other governmental authorizations required to operate the Photomask Business of Seller in compliance with all Environmental Laws.

                  (c) Environmental Conditions; Action by Governmental Agency. Except as disclosed in Schedule 4.15(c), no Environmental Condition exists upon the real property in which Buyer will obtain an interest under this Agreement, the Facility Lease Agreement, or the transactions contemplated hereby, currently or formerly used, owned or operated in connection with the operation of the Photomask Business of Seller and no investigation, inquiry or other proceeding is pending or, to the knowledge of Seller, threatened by any governmental entity with respect to the real property in which Buyer will obtain a leasehold interest under this Agreement or the transactions contemplated hereby, currently or formerly used, owned or operated in connection with the operation of the Photomask Business of Seller and relating to any actual or alleged Environmental Condition or failure to comply with any Environmental Law.

                  (d) Treatment, Storage or Disposal Sites. Schedule 4.15(d) contains a list of all Hazardous Substance or waste treatment, storage or disposal sites currently used in the operation of the Photomask Business of Seller, which list identifies the type of Hazardous Substances or wastes that are treated, stored or disposed of at each site and estimates of the annual amount of Hazardous Substances or waste sent to each site. To the knowledge of Seller none of the sites listed is the subject of federal, state, or local enforcement action or other investigation that may lead to claims against Seller for cleanup costs, remedial action, damages to natural resources for personal injury or property damage. Schedule 4.15(d) contains a list of all parties currently engaged to transport Hazardous Substances or wastes to such treatment, storage or disposal sites.

                  4.16 POWERS OF ATTORNEY

                  Except as set forth on Schedule 4.16, Seller has not given any power of attorney (irrevocable or otherwise) to any Person for any purpose relating to the Photomask Business, Purchased Assets, Assumed Liabilities, or the material assets of the Photomask Business, other than powers of attorney given to Governmental Authority in connection with routine qualifications to do business.

                  4.17 YEAR 2000

                  The Harris Semiconductor Sector (a) has conducted an assessment of its information system technologies, automated manufacturing, billing and other operations for the purpose of identifying, (b) has shared this assessment with Buyer, and (c) is engaged in an effort to mitigate (which effort is continuing in the ordinary course of business) any significant disruption in operations that it anticipates as a consequence with of the Y2K Problem. Except as set forth on Schedule 4.17, to the Seller's knowledge, assuming the efforts to mitigate as set forth in the assessment are continued, with respect to the Purchased Assets, by Buyer in the ordinary course of business after the Closing Date, the Purchased Assets will not experience any disruption in operations as a consequence of the Y2K problem that could reasonably be expected to have a Material Adverse Effect on the Photomask Business. As used in this Section 4.17, the "Y2K PROBLEM" means a date-handling problem relating to the Year 2000 date change that would cause a computer system, software or equipment to fail to correctly perform, process, and handle date-related data for the dates within and between the twentieth and twenty-first centuries and all other centuries.

                  4.18 LABOR AND EMPLOYMENT

                  Except as set forth on Schedule 4.18, Seller does not have unfair labor practice charges or complaints pending or to the Seller's knowledge threatened against the Semiconductor Business Unit relating to the Photomask Business before the National Labor Relations Board or any equivalent foreign Governmental Entity. Seller has not at any time during the last three years had, nor to the knowledge of Seller is there now threatened, any walkout, strike, union activity, picketing, work stoppage, work slowdown or any other similar occurrence relating to the Photomask Business which Materially Adversely Affects or is reasonably likely to Materially Adversely Affect the Photomask Business, or any attempt to organize or represent the labor force of the Photomask Business. Seller has not had a plant closing or mass layoff relating to the Photomask Business, as such terms are defined in the Worker Adjustment and Retraining Notification Act, or if such has occurred, Seller has given all required notifications required in connection with such Plant Closing and/or Mass Layoff. All products manufactured by Seller (as it relates to the Photomask Business) are manufactured and distributed in all material respects in compliance with all foreign, federal, state and local laws regarding the use of labor, including, but not limited to, all laws regulating wages, hours, immigration and working conditions. Seller (as it relates to the Photomask Business) is in all material respects in compliance with applicable workers' compensation insurance laws. Seller (as it relates to the Photomask Business) has in all material respects complied with all laws, regulations and executive orders to which they are subject because of any agreement or contract with any foreign, federal or state Governmental Entity. Seller has taken no actions to encourage any employee of the Photomask Business to leave the Seller's employ before the Closing, or discourage any employee of the Photomask Business from accepting the offer of employment of Buyer.


                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  As of the date hereof and as of the Closing, Buyer represents and warrants to Seller and agrees with Seller as follows:

                  5.1 ORGANIZATION AND RELATED MATTERS

                  Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement, the Facility Lease Agreement, the Photomask Supply and Strategic Alliance Agreement, the Site Services Agreement and any other related agreements to which it is a party. On the Closing Date, Parent or Sub shall be duly qualified or licensed to do business as a foreign corporation in good standing in the State of Florida. Buyer has all necessary corporate power and authority to carry on its business as now being conducted.

                  5.2 AUTHORIZATION

                  The execution, delivery and performance of this Agreement, the Facility Lease Agreement, the Photomask Supply and Strategic Alliance Agreement, the Site Services Agreement and other related agreements by Buyer has been duly and validly authorized by the Board of Directors of Buyer, respectively, and by all other necessary corporate action on the part of Buyer. This Agreement, the Facility Lease, the Photomask Supply and Strategic Alliance Agreement and any other related agreements to which Buyer is a party, shall, prior to or simultaneously with the Closing, be duly executed and delivered by Buyer and constitute the legally valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally.

                  5.3 LEGAL PROCEEDINGS

                  There is no Order or Action pending, or, to the knowledge of Buyer, threatened, against or affecting Buyer or any of its respective properties or assets that individually or when aggregated with one or more other Orders or Actions has or if determined adversely might reasonably be expected to have a Material Adverse Effect on Buyer's ability to perform this Agreement or any other aspect of the transactions contemplated by this Agreement.

                  5.4 NO CONFLICTS

                  The execution, delivery and performance of this Agreement, the Facility Lease Agreement, the Photomask Supply and Strategic Alliance Agreement, the Site Services Agreement and any related agreements by Buyer will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under (a) the charter documents or bylaws of Buyer, (b) any Law to which Buyer is subject or (c) any Contract to which Buyer is a party that is material to the financial condition, results of operations or conduct of the business of Buyer, provided that the appropriate regulatory approvals are received as contemplated by Section 8.1 and specified consents, if any, are secured.

                  5.5 NO BROKERS OR FINDERS

                  No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or shall be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions.

                  5.6 GOVERNMENTAL AUTHORIZATIONS AND CONSENTS

                  Except as set forth on Schedule 5.6, no consents, licenses, approvals, or authorizations of, or registrations or declarations with, any Governmental Authority, bureau, agency or commission, or any third party, are required to be obtained or made by Buyer in connection with the execution, delivery, performance, validity and enforceability of this Agreement, or the Facility Lease Agreement, the Photomask Supply and Strategic Alliance Agreement, the Site Services Agreement or any related agreements, other than (a) a filing with the Federal Trade Commission and the Department of Justice under the Hart Scott Rodino Act and (b) other consents, licenses, approvals, authorizations, registrations or declarations, where the failure to obtain such would not have a Material Adverse Effect on Buyer. Buyer is not currently engaged in, or contemplating, any business transaction that would be reasonably expected to hinder or delay the authorizations and consents referred to in this Section 5.6.

                  5.7 LITIGATION

                  As of the date of this Asset Purchase Agreement, no action, suit proceeding or governmental investigation is pending or to the knowledge of Buyer, threatened, against Buyer or its properties, at law or in equity or before any Governmental Authority that seeks to question, delay or prevent the consummation of the transactions contemplated hereby.

                  5.8 ACCESS

                  Buyer has received and reviewed the Financial Statements and is acquainted with the Photomask Business. Buyer has had an opportunity to review the assets, books, records and contracts of the Photomask Business, and has been given the opportunity to meet with officers and other representatives of Seller's Semiconductor Business Unit for the purpose of investigating and obtaining information regarding the Photomask Business operations and its financial and legal affairs.

                  5.9 EMPLOYEE RECORDS

                  Buyer and Seller acknowledge that Buyer is entitled to inspect and copy the personnel and related employment files of any of the current employees, except for those employee records consisting of field folders, medical records and former employee actions brought against the Seller, of the Photomask Business who are offered employment by Buyer. Buyer acknowledges that some of this information is considered to be confidential under state and/or Federal law. Buyer agrees that it will keep all information obtained from Seller strictly confidential and that it will be maintained (and disclosed, if at all) in strict compliance with applicable state and Federal Laws.

                  5.10 FINANCIAL CAPACITY

                  Buyer has the financial capacity to consummate the transactions contemplated by this Agreement, the Facility Lease Agreement, the Photomask Supply and Strategic Alliance Agreement, the Site Services and related agreements. Buyer has heretofore provided to Seller an accurate written explanation of the means by which Buyer plans to finance the transactions contemplated by this Agreement.


                                   ARTICLE VI

                COVENANTS AND REPRESENTATIONS AND WARRANTIES WITH
                  RESPECT TO CONDUCT OF SELLER PRIOR TO CLOSING

                  6.1 ACCESS

                  Prior to the Closing Date, upon reasonable notice from Buyer to Seller, Seller shall authorize and permit Buyer and its Representatives to have reasonable access during normal business hours, upon reasonable notice and in such manner as shall not unreasonably interfere with the conduct of their respective businesses, to the employees, Purchased Asset, the Real Property, and the books, records, operating instructions and procedures of Seller, so as to afford Buyer full opportunity to make such review, examination and investigation of the Photomask Business as Buyer determines are reasonably necessary in connection with the consummation of the transactions contemplated hereby. Buyer will be permitted to make extracts from or copies of such books, records and other documents of the Photomask Business as may be reasonably necessary in connection with and to discuss their respective business with such third Persons, including without limitations, their respective directors, officers, employees, accountants, suppliers, customers, and creditors as Buyer considers necessary or appropriate for the purposes of familiarizing itself with the Photomask Business, the Purchased Assets and the Assumed Liabilities, obtaining any necessary Approvals of or Permits for the transactions contemplated by this Agreement and conducting an evaluation of the organization and Photomask Business of Seller. The access provided by this Section 6.1 shall be subject to the obligations of confidentiality and return of information obligations set forth in Section 11.9 hereof.

                  6.2 MATERIAL ADVERSE CHANGES

                  From the date hereof to the earlier of the Closing Date or the Termination Date, Seller shall promptly notify Buyer of, and set forth in
Schedule 4.2(c), any event of which Seller obtains knowledge which has had a Material Adverse Effect on the Photomask Business or any of the Purchased Assets or Assumed Liabilities or which if known as of the date hereof would have been required to be disclosed to Buyer.

                  6.3 CONDUCT OF PHOTOMASK BUSINESS

                  Seller hereby agrees that, with respect to the Photomask Business, from the date hereof to the earlier of the Closing Date or the Termination Date, Seller shall not without the prior consent in writing of Buyer (such consent not to be unreasonably withheld or delayed):

                  (a) conduct the Photomask Business except in the ordinary course; or

                  (b) except as required by its terms, amend, terminate, renew/fail to renew or renegotiate any Material Contract or default (or take or omit to take any action that with or without the giving of notice or passage of time or both, would constitute a default) in any of its obligations under any Material Contract or any Lease or enter into any new Material Contract or any Lease to the extent such event is adverse to the interest of the Photomask Business; or

                  (c) terminate, amend or fail to renew or preserve any Permits; or

                  (d) incur or agree to incur any obligation or liability (absolute or contingent), except for normal and customary trade payables incurred in the ordinary course of business, that individually calls for payment by Seller of more than $50,000 in any specific case or $150,000 in the aggregate; or

                  (e) except for normal scheduled salary increases as set forth on Schedule 6.3(e), grant any general or uniform increase in the rates of pay or benefits to employees of the Photomask Business (or a class thereof) or any increase in salary or benefits of any employee of the Photomask Business or agent or pay any bonus to any person, or enter into any new employment, collective bargaining or severance agreement, or hire any Person at an annual salary in excess of $50,000; or

                  (f) sell, transfer, mortgage, encumber or otherwise dispose of any Purchased Assets (other than Inventory sold in the ordinary course of business and replacements of equipment in the ordinary course); or

                  (g) make any capital expenditures or commitments on behalf of the Photomask Business aggregating more than $50,000; or

                  (h) make any material investment, by purchase, contribution to capital, property transfer, or otherwise, on behalf of the Photomask Business in any other Person; or

                  (i) dispose of or permitted to lapse any Intellectual Property related solely to the Photomask Business or any rights to its use; or

                  (j) fail to maintain or repair any Purchased Asset in accordance with normal operating procedures and consistent with past practices of the Semiconductor Business Unit of Seller; or

                  (k) quote for sale or enter into any sales transactions with any customer on terms inconsistent with past practice; or

                  (l) enter into sales transactions with payment terms in excess of sixty (60) days; or

                  (m) agree to or make any commitment to take any action that is or would have been prohibited by this Section 6.3.

                  6.4 NOTIFICATION OF CERTAIN MATTERS

                  From the date hereof to the earlier of the Closing Date or the Termination Date, Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event that would be likely to cause any of its representations or warranties, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date and (ii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

                  6.5 PERMITS AND APPROVALS; THIRD PARTY CONSENTS

                  (a) From the date hereof to the earlier of the Closing Date and the Termination Date, Seller and Buyer each agree to cooperate and use their commercially reasonable efforts to obtain (and shall immediately prepare all registrations, filings and applications, requests and notices preliminary to obtaining all) Approvals and Permits that may be necessary or that may be reasonably requested by Buyer to consummate the transactions contemplated by this Agreement.

                  (b) To the extent that the Approval of a third party with respect to any Assumed Contract is required in connection with the transactions contemplated by this Agreement, Seller shall use its commercially reasonable efforts to obtain such Approval, prior to the Closing Date and in the event that any such Approval is not obtained (but without limitation on Buyer's rights under Section 8.2), Seller shall cooperate with Buyer to ensure that Buyer obtains the benefits of each such Assumed Contract.

                  6.6 PRESERVATION OF PHOTOMASK BUSINESS PRIOR TO CLOSING DATE

                  During the period beginning on the date hereof and ending on the earlier of the Closing Date and the Termination Date, (a) Seller shall use their commercially reasonable efforts to preserve the Photomask Business and to preserve the goodwill of customers, suppliers and others having business relations with Seller relating to the Photomask Business and (b) Seller and Buyer shall consult with each other concerning, and Seller shall cooperate to keep available to Buyer, the services of the employees of Seller engaged in the Photomask Business. Nothing in this Section 6.6 shall obligate Buyer after the Closing to retain or offer employment to any officer or employee of Seller except as provided in Section 7.4.

                  6.7 CERTAIN FILINGS

                  From the date hereof until the earlier of the Closing Date and the Termination Date, Buyer and Seller shall make any and all filings required to be made on their respective parts or the part of Persons controlling such entities under the Hart-Scott-Rodino Act. Seller and Buyer shall furnish each other such necessary information and reasonable assistance as the other may request in connection with its preparation of necessary filings or submissions under the provisions of such laws. Seller and Buyer shall supply each other with copies of all correspondence, filings or communications, including file memoranda evidencing telephonic conferences, with representatives of any Governmental Entity or member of its staff, with respect to the transactions contemplated by this Agreement and any related or contemplated or inconsistent transactions.

                                  ARTICLE VII

                         ADDITIONAL CONTINUING COVENANTS

                  7.1 NONCOMPETITION

                  (a) Restrictions on Competitive Activities. Seller agrees that, after the Closing, Buyer shall be entitled to the Goodwill and going concern value of the Photomask Business and to protect and preserve the same to the maximum extent permitted by law. Seller also acknowledges that its management contribution to the Photomask Business have been uniquely valuable and involve proprietary information that would be competitively unfair to make available to any competitor of the Photomask Business. For these and other reasons and as an inducement to Buyer to enter into this Agreement, Seller agrees that for a period of five (5) years after the date hereof, Seller, its subsidiaries and any purchaser of the Harris Semiconductor Business Unit and its subsidiaries (excluding the other portfolio companies of Sterling Holding) shall not, directly or indirectly, for their own benefit or as agent for another, carry on or participate in the ownership, management or control of, or the financing of, or allow their name, reputation or knowledge to be used in or by any other present or future business enterprise that competes with Buyer, or any subsidiary of Buyer, in activities similar to the Photomask Business as of the Closing Date in the United States and Europe using technology generally available as of the Closing Date or derived from technology generally available as of the Closing Date for so long as Buyer or any person entitled to or acquiring ownership of the Goodwill of the Photomask Business or the Purchased Assets through Buyer conducts a like business therein.

                  (b) Exceptions. Nothing contained herein shall preclude Seller from (i) owning an equity interest of five percent or less of any publicly traded company listed on a national stock exchange or on the Nasdaq national market system or (ii) acquiring the capital stock or assets of any business that derives less than 10% of its consolidated revenues from an activity prohibited by Section 7.1(a) above, so long as the Seller makes a commercially reasonable effort to divest that portion of the acquired business that is engaged in said prohibited acts within 12 months following such acquisition.

                  (c) Restrictions on Soliciting Employees by Seller. In addition, to protect Buyer against any efforts by Seller, its Subsidiaries or Affiliates to cause employees of the Photomask Business to terminate their employment, Seller agrees that for a period of three (3) years following the Closing Date, neither Seller, nor the Semiconductor Business Unit of Seller shall directly or indirectly solicit for employment any employee of the Photomask Business to leave Buyer, or to accept any other employment or position. Nor shall Seller nor Seller's Semiconductor Business Unit permit any employee of Buyer to participate in Seller's job opportunity posting system.

                  (d) Restrictions on Soliciting Employees by Buyer. In addition, to protect Seller and Seller's Semiconductor Business Unit against any efforts by Buyer, its Subsidiaries or Affiliates to cause employees of the Semiconductor Business Unit to terminate their employment, Buyer agrees that for a period of three (3) years following the Closing Date, Buyer, shall not directly or indirectly solicit for employment any employee of the Semiconductor Business Unit to leave Seller or Seller's Semiconductor Business Unit, or to accept any other employment or position with Buyer.

                  (e) Special Remedies and Enforcement. Seller recognizes and agrees that a breach by Seller of any of the covenants set forth in this Section
7.1 could cause irreparable harm to Buyer, that Buyer's remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach a restraining order or injunction or both may be issued against Seller, in addition to any other rights and remedies which are available to Buyer. If this Section 7.1 is more restrictive than permitted by the Laws of any jurisdiction in which Buyer seeks enforcement hereof, this Section 7.1 shall be limited to the extent required to permit enforcement under such Laws. In particular, the parties intend that the covenants contained in the preceding portions of this Section 7.1 shall be construed as a series of separate covenants, one for each county and city or other location in which Seller conducts business as of the Closing Date. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this paragraph, then such unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

                  7.2 NONDISCLOSURE OF PROPRIETARY DATA

                  (a) After the Closing, subject to the limitations in Section
11.9 neither Seller nor any of its representatives shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary data (including, but not limited to, any customer list, record or financial information) concerning the Photomask Business or the business or policies of Seller related to the Photomask Business that Seller or any representative of Seller may have learned as an owner or a shareholder, employee, officer or director of the Photomask Business. In addition, neither Seller nor any of its representatives shall make use of, divulge or otherwise disclose, directly or indirectly, to Persons other than Buyer, any confidential information concerning the conduct of the Photomask Business that may have been learned in any such capacity. This Section 7.2 shall not apply to any such information of the Photomask Business which becomes part of the public domain through no fault of Seller. Nor shall this Section 7.2 apply to any confidential information of Seller related to Seller's conducting its primary business of designing, developing, manufacturing, assembling, testing, selling, leasing, and disposing of semiconductor devices and integrated circuits.

                  (b) After the Closing, subject to the limitations in Section
11.9 neither Buyer nor any of its representatives shall, at any time, make use of (other than in connection with the manufacture of photomasks on behalf of Seller and the Semiconductor Business Unit), divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary information of Seller or Seller's Product Mask

Information that Buyer or any representative of Buyer may have learned as the purchaser or employee of the Photomask Business. In addition, neither Buyer nor any of its representatives shall make use of, divulge or otherwise disclose, directly or indirectly, to Persons other than Seller, any confidential information concerning Seller's semiconductor products that Buyer may learn in any capacity through the purchase of the Photomask Business. This Section 7.2 shall not apply to any such information which becomes part of the public domain through no fault of Buyer.

                  7.3 MAINTENANCE OF BOOKS AND RECORDS

                  Each of Seller and Buyer shall preserve until the seventh anniversary of the Closing Date all records possessed by such party relating to the Purchased Assets, Assumed Liabilities or operations of the Photomask Business prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other party with access, upon prior reasonable written request specifying the need therefor, during normal business hours, to (i) the relevant officers and employees of such party and
(ii) the books of account and records of such party, but, in each case, only to the extent relating to the Purchased Assets, Assumed Liabilities and operations of the Photomask Business prior to the Closing Date, and the other party and its representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such manner as to interfere unreasonably with the normal operations and business of such party; and further provided that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its representatives will use due care to not disclose such information except (x) as required by Law, (y) with the prior consent of such party, which consent shall not be unreasonably withheld, or (z) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party and its representatives. Such records may nevertheless be destroyed by a party if such party sends the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day following delivery of such notice unless the other party objects to the destruction, in which case the party seeking to destroy the records shall either agree to retain such records or deliver such records to the objecting party at the objecting party's expense.

                  7.4 EMPLOYMENT MATTERS

                  (a) Employees. Except as to individuals set forth on Schedule 7.4, as of the close of business on the Closing Date, Seller shall cease to employ, and Buyer shall offer employment to, all existing employees of the Photomask Business, excluding the employee on ninety (90) day general leave of absence due back on July, 9, 1999. The terms and conditions of the employment of the employees who accept employment with Buyer shall as of the Closing Date be substantially similar, in the aggregate, to the terms and conditions of their employment with Seller. Seller shall use its commercially reasonable efforts to assist Buyer in hiring such employees of the Photomask Business. Seller shall not take any action, directly or indirectly, to prevent or discourage any such employee of the Photomask Business from being employed by Buyer as of the Closing Date and shall not solicit, invite, induce or entice any such employee of the Photomask Business to remain in the employ of Seller or otherwise attempt to retain the services of any such employee, except with the prior written consent of Buyer. Seller agrees to consult with Buyer on all material oral or written communications or meetings primarily regarding future employment with such employees.

                  (b) Proration of Employee Benefits. All obligations for compensation, wages, bonuses, vacation time, pay in lieu of vacation, leaves of absence, and similar employee benefits provided by Seller or the Photomask Business and due, earned or accrued in accordance with GAAP, prior to the Closing Date shall be paid by Seller either directly to the employees or to Buyer on behalf of the employees as set forth in Schedule 7.4(b). Seller shall reimburse its former employees of the Photomask Business the value of employee education reimbursements earned by any such employee enrolled in a qualified education class on the Closing Date, who completes said course work after the Closing Date in accordance with Seller's policy on educational reimbursements and the Buyer shall have no liability in connection therewith.

                  (c) Severance Obligations. Seller shall be solely responsible for liabilities and obligations, if any, for severance pay owed to employees of the Photomask Business prior to the Closing, including, but not limited any such liabilities and obligations arising from the events described in the first sentence of Section 7.4(a) hereto. Buyer shall be solely responsible for any liabilities or obligations for severance pay for employees of the Photomask Business who become employees of Buyer. Buyer acknowledges that it has not informed Seller of any planned or contemplated decisions or actions by Buyer or one of its subsidiaries that would require service of notice under the WARN Act, Buyer agrees that neither it nor any of its subsidiaries will take any action which will cause the notice provisions of the WARN Act to become applicable to the transactions contemplated by this Agreement.

                  (d) Buyer and its subsidiaries will credit employees of the Photomask Business who become employees of Buyer with service with Seller (and predecessors of Seller) for purposes of (i) vesting for and eligibility to participate a 401(k) plan, but not for benefit accruals; (ii) any waiting periods, eligibility or pre-existing condition limitations for employee welfare benefit plans (as defined in Section 3(1) of ERISA); and (iii) eligibility and benefit computations for vacation and flexible holiday; provided , however, that with respect to vacation and flexible holiday plans for the remainder of calendar year 1999 only, Buyer shall maintain vacation and flexible holiday plans equivalent to, and in lieu of, Seller's vacation and flexible holiday plans covering the employees of the Photomask Business immediately prior to the Closing Date (offset by vacation time and flexible holiday time used under Seller's vacation plans as of the Closing Date). Seller shall pay to employees of the Photomask Business immediately prior to the Closing any amount of flexible holiday pay credited to employees in excess of thirty-two (32) hours after offsetting any flexible holiday time previously used in calendar year 1999 as set forth on Schedule 7.4(b). Buyer shall credit said employees with any amounts paid prior to the Closing Date under any Welfare Plan that is a health plan toward the satisfaction of deductible amounts and copayment minimums under the Buyer's corresponding welfare benefit plans.]

                  (e) No Third Party Beneficiaries. Notwithstanding any possible inferences to the contrary, neither Seller nor Buyer intends for this Section
7.4 to create any rights or obligations except as between Seller and Buyer, and no past, present or future employees of Seller or Buyer shall be treated as third-party beneficiaries of this Section 7.4.

                  7.5 BUYER'S RIGHTS IN INTELLECTUAL PROPERTY

                  (a) Assignment of Intellectual Property Rights.

                      (i) Seller hereby assigns to the Buyer its entire ownership, right, title and interest in and to Business Technology.

                      (ii) Seller hereby grants to Buyer (and each of its present or future wholly-owned subsidiaries for so long as they are subsidiaries) a royalty-free, non-exclusive, worldwide license to use the Technology under the Intellectual Property Rights in activities similar to activities undertaken by the Photomask Business as of the Closing Date in the locations in the United States and Europe. This license may not be sublicensed and may be assigned only to any person entitled to or acquiring ownership of the Goodwill of the Photomask Business or substantially all of the Purchased Assets through Buyer for the purpose of conducting a like business therein.

                      (iii) Assignment of Software Type 1. Seller hereby assigns to Buyer all of its right, title and interest in and to the Software Type 1 identified on Schedule 7.5(a) (iii).

                      (iv) License of Software Type 2. Seller hereby grants to Buyer a royalty-free, non-exclusive, worldwide license to use Software Type 2 identified on Schedule 7.5(a)(iv) in the Photomask Business as of the Closing Date.

                  (b) Assignment of Software Licenses. To the extent assignable by Seller to Buyer, Seller hereby assigns all of its right, title, and interest in and to Software Licenses specific to the Photomask Business and listed on
Schedule 7.5(b). To the extent any Software License listed on Schedule 7.5(b) is not assignable to Buyer, but is both specific to and used in the operation of the Photomask Business, Seller will use commercially reasonable efforts as requested by Buyer in writing to provide at Buyer's expense the economic benefit of such Software License Agreement to Buyer, and upon doing such, shall be deemed to have satisfied any and all obligations of Buyer regarding assignment or transfer of each such Software License Agreement.

                  (c) Transfer of Tangible Software and Technology. Seller hereby tenders and Buyer hereby accepts delivery of all Technology and Software Licenses assigned to Seller under this Section 7.5

                  7.6 REPRESENTATIONS REGARDING SOFTWARE

                  Seller represents that to the Seller's Knowledge:

                  (a) Schedule 7.6(a) identifies all Software Licenses used in or on behalf of the Photomask Business on the Closing Date and during the five
(5) calendar days prior thereto;

                  (b) Schedule 7.5(a)(iii) identifies all Software Type 1 used in or on behalf of the Photomask Business on the Closing Date and during the five (5) calendar days prior thereto;

                  (c) Schedule 7.5(a)(iv) identifies all Software Type 2 used in or on behalf of the Photomask Business on the Closing Date and during the five
(5) calendar days prior thereto.

         If it is later determined after the Closing Date that any Software should have been, but was not, identified on any of the Schedules 7.6(a), 7.5(a)(iii) or 7.5(a)(iv), then as the sole remedy of Buyer to Seller's failure to identify such Software, Seller shall consent to assign or license and effect delivery of such Software in accord with the provisions of Section 7.5.

                  7.7 SALES AND TRANSFER TAXES; OTHER FEES

                  To Seller's Knowledge pursuant to applicable Florida Department of Revenue regulations and interpretations thereof, no sales/use tax will be due on the sale of the machinery, equipment, supplies, or other tangible personal property (other than inventory) used in the Photomask Business, and none of the Assets consist of motor vehicles, aircraft, boats, mobile homes or salvage, surplus or obsolete property on which sales/use tax would be due. However, Buyer shall pay all real and personal property transfer taxes, if any, and all sales, use and other similar taxes that may be imposed as a result of Buyer's failure to supply a Resale Exemption Certificate, if any, imposed on or in connection with the purchase, sale or transfer of the Purchased Assets to, and the assumption of the Assumed Liabilities by, Buyer pursuant to this Agreement or on the use thereof by Buyer after the Closing Date. Buyer shall furnish Seller with a Resale Exemption Certificate for all inventory purchased from Seller. Buyer shall pay all fees incurred in connection with the transfer of the Purchased Assets and Assumed Contracts, including, but not limited to, any applicable fees which may be due in connection with the transfer of Seller's ETEC Systems.

                                  ARTICLE VIII

                             CONDITIONS OF PURCHASE

                  8.1 GENERAL CONDITIONS

                  The obligations of the parties to effect the Closing shall be subject to the following conditions unless waived in writing by the parties to the Agreement:

                  (a) No Orders; Legal Proceedings. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Action have been instituted and remain pending or, to the knowledge of Seller or Buyer, have been threatened and remain so by any Governmental Entity at what would otherwise be the Closing Date, that prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement. No Governmental Entity shall have notified any party to this Agreement that consummation of the transactions contemplated by this Agreement would constitute a violation of any Laws of any jurisdiction or that it intends to commence proceedings to restrain or prohibit such transactions or force divestiture or rescission, unless such Governmental Entity shall have withdrawn such notice and abandoned any such proceedings prior to the scheduled Closing, unless nationally recognized counsel known to have expertise as to such matters on behalf of the party against whom such action or proceeding was or would be instituted renders to the parties a favorable opinion that such action or proceeding is or would be without merit.

                  (b) Approvals. To the extent required by applicable Law, all Permits and Approvals required to be obtained from any Governmental Entity, shall have been received or obtained on or prior to the Closing Date without the imposition of any burdens or conditions materially adverse to the party or parties entitled to the benefit thereof and any applicable waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated.

                  8.2 CONDITIONS TO OBLIGATIONS OF BUYER

                  The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by
Buyer:

                  (a) Representations and Warranties and Covenants of Seller. The representations and warranties of Seller herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time; Seller shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by Seller at or prior to the Closing Date.

                  (b) No Material Adverse Change. There shall not have been any Material Adverse Change in or affecting the Photomask Business subsequent to April 2, 1999.

                  (c) Opinions of Counsel. Buyer shall receive at the Closing from Howard E. Rothman, counsel to Seller, opinions dated the Closing Date, in form and substance substantially as set forth in Exhibit F

                  (d) Consents. Seller shall have obtained and provided to Buyer evidence of the receipt of all required Approvals and Permits listed on Schedule
4.6 and Buyer shall have obtained all Approvals and Permits required by Law or referred to in Section 5.2, each in form and substance reasonably satisfactory to Buyer.

                  (e) Changes in Law. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Action have been instituted and remain pending or, to the best knowledge of Seller, have been threatened and remain so by any Governmental Entity at what would otherwise be the Closing Date which would not permit the Photomask Business as presently conducted to be continued by Buyer unimpaired following the Closing Date.

                  (f) Employees. Buyer shall have determined to its satisfaction in its sole discretion that (i) each of the persons identified by Buyer on
Schedule 8.2(f) hereto as key employees of the Photomask Business have agreed to become an employee of Buyer upon Closing, and (ii) a satisfactory number of other employees of the Photomask Business have agreed to become employees of Buyer upon Closing.

                  (g) Facility Lease Agreement. Seller shall have executed and delivered to Buyer a Lease covering the facilities used in the operation of the Photomask Business (the "FACILITY LEASE AGREEMENT") substantially in the form attached hereto as Exhibit B.

                  (h) Photomask Supply and Strategic Alliance Agreement. Seller shall have executed and delivered to Buyer a photomask product supply agreement (the "PHOTOMASK SUPPLY AND STRATEGIC ALLIANCE AGREEMENT"), in form and substance substantially as set forth in Exhibit C.

                  (i) Seller Certificate. An Officer of Seller shall execute a Certificate as of the Closing Date in form and substance substantially as set forth in Exhibit G.

                  (j) Site Services Agreement. Seller shall have executed and delivered to Buyer a Site Services Agreement pursuant to which, during the term of the Facility Lease, Seller shall provide at a commercially reasonable price to Buyer electricity, cooling water, D.I. water, compressed air, and nitrogen, building, clean room and environmental chamber maintenance and repair services, security services, parking, administrative and management information systems services at its then current prices for such services (the "SITE SERVICES AGREEMENT") at a commercially reasonable price. The Site Services Agreement shall be in form and substance substantially as set forth in Exhibit D.

                  8.3 CONDITIONS TO OBLIGATIONS OF SELLER

                  The obligations of Seller to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by
Seller:

                  (a) Representations and Warranties and Covenants of Buyer. The representations and warranties of Buyer herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time; Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Buyer shall have delivered to Seller certificates of Buyer in form and substance reasonably satisfactory to Seller, dated the Closing Date and signed by the chief executive officer of Buyer, to such effect.

                  (b) Opinion of Counsel. Seller shall receive at the Closing from O'Melveny & Myers LLP, counsel to Buyer, opinions dated the Closing Date, in form and substance substantially as set forth in Exhibit H.

                  (c) Facility Lease Agreement. Buyer shall have executed and delivered to Seller the Facility Lease Agreement, substantially in the form of Exhibit B.

                  (d) Photomask Supply and Strategic Alliance Agreement. Buyer shall have executed and delivered to Seller the Photomask Supply and Strategic Alliance Agreement, substantially in the form of Exhibit C.

                  (e) Site Services Agreement. Buyer shall have executed and delivered to Seller the Site Services Agreement, substantially in the form of Exhibit D.


                                   ARTICLE IX

                      TERMINATION OF OBLIGATIONS; SURVIVAL

                  9.1 TERMINATION OF AGREEMENT

                  Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement shall terminate at the close of business on July 5, 1999 (the "TERMINATION DATE") unless extended by mutual consent in writing of Buyer and Seller and may otherwise be terminated at any time before the Closing as follows and in no other manner:

                  (a) Mutual Consent. By mutual consent in writing of Buyer and Seller.

                  (b) Conditions to Buyer's Performance Not Met. By Buyer upon written notice to Seller if any event occurs which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in Section 8.1 or 8.2 and the Seller cannot or will not take action to cure the deficiency within thirty days of the event.

                  (c) Conditions to Seller's Performance Not Met. By Seller upon written notice to Buyer if any event occurs which would render impossible the satisfaction of one or more conditions to the obligation of Seller to consummate the transactions contemplated by this Agreement as set forth in Section 8.1 or
8.3 and the Buyer cannot or will not take action to cure the deficiency within thirty days of the event.

                  (d) Hart-Scott-Rodino. By Buyer if Buyer shall receive a request for further information under the Hart-Scott-Rodino Act with respect to its filing thereunder from either the FTC or Department of Justice (provided Buyer exercises its right to terminate this Agreement at any time prior to making a responsive filing to such request) by delivering written notice of such termination to Seller.

                  (e) Material Breach. By Buyer or Seller if there has been a material misrepresentation or material breach on the part of the other party in its representations, warranties or covenants set forth herein; provided, however, that if such breach or misrepresentation is susceptible to cure, Seller or Buyer, as the case may be, shall have 10 business days after receipt of notice from the other party of its intention to terminate this Agreement pursuant to this Section 9.1(f) if such misrepresentation or breach continues in which to cure such breach or misrepresentation before the other party may so terminate this Agreement.

                  9.2 EFFECT OF TERMINATION

                  In the event that this Agreement shall be terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided, that, the obligations of the parties contained in Section 11.9 and Section 11.12 shall survive any such termination. A termination under Section 9.1 shall not relieve any party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

                  9.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES

                  (a) The representations and warranties set forth in this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby for a period of 18 months from the Closing Date; provided, however, that (i) the representations and warranties set forth in Section 4.15 respecting environmental compliance and Seller's obligations set forth in Section 10.1(d),(e), (f) and (g) shall survive until the expiration of the applicable statute of limitations, and (ii) the second and fourth sentences of Section 4.4(a) and the second sentence of Section 4.4(b) shall survive indefinitely. The rights to indemnification set forth in this Agreement based on the representations, warranties, covenants and obligations set forth herein shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

                  (b) No claim for the recovery of indemnifiable damages based upon the inaccuracy of such representations and warranties may be asserted by a party after such representations and warranties have expired; provided, however, that claims first asserted in reasonable detail in writing to the other party within the applicable period shall not thereafter be barred.

                  (c) This Section 9.3 shall not limit actions with respect to any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing Date, other than the indemnity obligations of the parties set forth in Article X, hereof.


                                   ARTICLE X

                                 INDEMNIFICATION

                  10.1 OBLIGATIONS OF SELLER

                  During the time periods set forth in Section 9.3, the Seller, agrees to indemnify and hold harmless Buyer and its respective directors, officers, shareholders, employees, affiliates, agents and assigns (the "BUYER Parties") in respect of any and all claims, actions, suits or other proceedings and any and all Losses, incurred by, imposed on or borne by Buyer, directly or indirectly, as a result of, or based upon or arising from:

                  (a) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Seller in this Agreement whether or not of a material nature; or

                  (b) any other matter as to which Seller in other provisions of this Agreement has agreed to indemnify Buyer; or

                  (c) any liability or obligation of Seller or any of their Affiliates related to Seller (including the Photomask Business) not expressly assumed by Buyer pursuant to Section 2.2(b) hereof; or

                  (d) any claim by a current or former employee of Seller the facts upon which such claim is based occurred prior to the Closing Date, including but not limited to, claims alleging wrongful discharge, employment discrimination and wage and hour violations; or

                  (e) the alleged or actual violation of any law, rule or regulation, prior to the Closing, by Seller, including, without limitation, any Environmental Law or any conditions existing at the Closing that constitutes a violation of Environmental Laws; or

                  (f) the generation, use, transportation, treatment, storage, release or disposal, before the Closing, of Hazardous Substances by Seller at, on or under the real property currently or formerly used, owned or operated in connection with the operation of the business of Seller; or

                  (g) the presence of Hazardous Substances or the existence of an Environmental Condition at the real property currently or formerly used, owned or operated in connection with the operation of the business of Seller which was present at such property or facility at any time on or prior to the Closing.

                  Notwithstanding the foregoing, in no event shall the aggregate liability of Seller hereunder with respect to any Losses of the Buyer Parties exceed Five Million Dollars ($5,000,000), except with respect to Losses resulting from Seller's fraudulent actions or inactions, in which case the aggregate liability of Seller hereunder shall be without limit.

                  10.2 OBLIGATIONS OF BUYER

                  (a) General. During the time periods set forth in Section 9.3, Buyer agrees to indemnify and hold harmless, Seller and their respective directors, officers, shareholders, employees, affiliates, agents and assigns in respect of any and all claims, actions, suits or other proceedings, and any and all Losses incurred by, imposed on or borne by Seller, directly or indirectly, as a result of, or based upon or arising from, any inaccuracy in or breach or nonperformance of any of the Assumed Contracts, Assumed Liabilities and post-Closing obligations of the Photomask Business, the representations, warranties, covenants or agreements made by Buyer in or pursuant to this Agreement.

                  (b) With Respect to Environmental Conditions. Buyer agrees to indemnify and hold Seller and its Subsidiaries and Affiliates harmless from and against and in respect of any of the following, including any damage, expense, loss, claims, incidental and consequential damages (including attorney and expert fees) and any such amounts related to, arising from or caused by the following:

                      (i) All liabilities of any nature, whether accrued, absolute, contingent or otherwise, arising from or caused by any act or omission by Buyer after the Closing Date including the storage, use, manufacture, transportation, disposal, release, discharge or emission by Buyer of any Hazardous Substance while operating the Photomask Business; and

                      (ii) the exposure to any Hazardous Substance after the Closing Date of any person engaged in activities on the Real Property, provided the presence of such Hazardous Substance is not the result of any act or omission of Seller or Seller's employees on, after or prior to the Closing Date;

                      (iii) any disposal after the Closing Date into any landfill or other disposal facility of a Hazardous Substance by Buyer or by any person to whom Hazardous Substances have been directly or indirectly delivered in connection with the operation by Buyer of the Photomask Business.

                  10.3 PROCEDURE AND OTHER MATTERS

                  (a) Procedure. If a claim by a third party is made against an indemnified party (the "INDEMNIFIED PARTY"), and if such party intends to seek indemnity with respect thereto under this Agreement from the other party (the "INDEMNIFYING PARTY"), the Indemnified Party shall promptly, but in any event, within ten (10) business days, notify the Indemnifying Party in writing of such claims setting forth such claims in reasonable detail. The failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder except to the extent that the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party shall have thirty (30) days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof (except in such instances where the settlement includes other than strictly the payment of money, in which case such settlement shall not be entered into without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed). An Indemnifying Party's undertaking to conduct and control the settlement and defense of such a claim shall constitute an acknowledgement of such Indemnifying Party's obligation hereunder to indemnify the Indemnified Party against such claim. The Indemnified Party may participate in (but not control) such settlement or defense through counsel chosen by such Indemnified Party; provided, that, the fees and expenses of such counsel shall be borne by such Indemnified Party. If the Indemnifying Party does not notify the Indemnified Party in writing within thirty (30) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

                  (b) Other Matters. The provisions of this Article X are subject to the rights of any Indemnified Party's insurer which may be defending any such claim. If the Indemnifying Party makes any payment hereunder of a Loss, the Indemnifying Party shall be subrogated, to the extent of such payment, to the rights of the Indemnified Party against any insurer or third party with respect to such Loss. Nothing in this Section 10.3 shall be deemed to obligate any Person to maintain any insurance or to pursue any claim against any insurer or third party.

                  Notwithstanding anything to the contrary contained in this Agreement, (i) any indemnification owed under this Agreement shall be reduced by the amount of any reimbursement actually received by an Indemnified Party from any insurance carriers or from third parties; (ii) the amount of any payment to Buyer by Seller on account of indemnification for Losses relating to taxes shall be reduced or increased, as appropriate, by the amount of any corresponding federal, state, local, foreign or other income tax benefit or income tax cost actually received or paid by Buyer from payment of the liability upon which the claim for indemnification is based or from payment to Buyer of the amount of the indemnity payment.

                  (c) Cooperation in Defending Claims. Each party to this Agreement shall cooperate in every reasonable way with the party or parties assuming responsibility for the defense and disposition of any claim of indemnity hereunder, including making available to the defending party reasonable access during normal business hours, upon reasonable notice and in such a manner as shall not unreasonably interfere with the conduct of the other party's business, all books, records, operating instructions and procedures, and other information as the defending party may from time to time reasonably request in order to defend such claim, including the right to make copies of such books, records and other documents and to discuss with such third Persons, including, without limitation, the directors, officers, employees, accountants, counsel, suppliers, customers and creditors, of the other parties, as the defending party considers necessary or appropriate for the purpose of defending such claim. The access provided by this Section 10.3(c) shall be subjection to the obligations of confidentiality and return of information obligations set forth in Section 11.9 hereof.

                  10.4 SURVIVAL

                  Subject to Section 9.3, this Article X shall survive any termination of this Agreement.

                  10.5 NOTICE BY SELLER

                  Seller agrees to notify Buyer of any liabilities, claims or misrepresentations, breaches or other matters covered by this Article X upon discovery or receipt of notice thereof (other than from Buyer), whether before or after Closing.

                  10.6 EXCLUSIVE REMEDY

                  To the extent permitted by Law, the indemnity provisions of this Article X shall be the sole and exclusive remedy of the parties with respect to any breach of the representations and warranties contained in this Agreement that is asserted subsequent to Closing, provided that the foregoing shall not prohibit any party from seeking an injunction or any other equitable remedy in respect thereof.

                  10.7 NO OFFSETS

                  Nothing herein shall be construed so as to permit either party to offset the amount of any unresolved claim which may arise under this Agreement from any payments due the other party under this Agreement.

                                   ARTICLE XI

                                     GENERAL

                  11.1 AMENDMENTS; WAIVERS

                  This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of the parties to the Agreement. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

                  11.2 SCHEDULES; EXHIBITS; INTEGRATION

                  Each Schedule and Exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although Schedules need not be attached to each copy of this Agreement. This Agreement, together with such Schedules and Exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith, including, but not limited to, the letter of intent dated April, 20, 1999, between Buyer and Seller.

                  11.3 COMMERCIALLY REASONABLE EFFORTS; FURTHER ASSURANCES

                  (a) Commitment to Commercially Reasonable Efforts. Each party shall use its commercially reasonable efforts to cause all conditions to its and the other parties' obligations to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. The parties shall cooperate with each other in such actions and in securing requisite Approvals. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions, including obtaining third party consents, as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters including the assignment of the Insurance Claims.

                  (b) Limitation. As used in this Agreement, the term "commercially reasonable efforts" shall not mean efforts which require the performing party to do any act that is unreasonable under the circumstances or to expend any funds other than in payment of reasonable out-of-pocket expenses incurred in satisfying obligations hereunder, including but not limited to the fees, expenses and disbursements of its accountants, actuaries, counsel and other professional advisers.

                  11.4 GOVERNING LAW; CHOICE OF FORUM; CONSENT TO PERSONAL JURISDICTION

                  This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Florida except to the extent that certain matters are preempted by federal law or are governed by the law of the jurisdiction of organization/incorporation of the respective parties.

                  11.5 NO ASSIGNMENT

                  Neither this Agreement (nor related agreements pursuant to this Agreement) nor any rights or obligations under any of them are assignable, except that Buyer may assign its rights hereunder and under any related agreement entered into in connection herewith (including but not limited to its rights under Article X) to any wholly-owned subsidiary or Affiliate of Buyer or to any post-Closing purchaser(s) of all of the capital stock of Buyer or of substantially all of the Purchased Assets, and except that Seller may assign its rights hereunder and under any related agreement entered into in connection herewith (including but not limited to its rights under Article X) to any wholly-owned subsidiary or Affiliate of Seller or to any post-Closing purchaser(s) of substantially all of the Semiconductor Business Unit of the Seller.

                  11.6 HEADINGS

                  The descriptive headings of the articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

                  11.7 COUNTERPARTS

                  This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise therein provided) when one or more counterparts have been signed by each party and delivered to the other party.

                  11.8 PUBLICITY AND REPORTS

                  Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement, and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of Seller and Buyer except to the extent that independent legal counsel to Seller or Buyer, as the case may be, shall advise the other party to the effect that a particular action is required by applicable Law. Buyer and Seller shall obtain the prior consent of the other party to the form and content of any application or report made to any Governmental Entity that relates or refers to this Agreement.






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

                  11.9 CONFIDENTIALITY

                  All information disclosed in writing and designated in writing as confidential by any party (or its representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any Persons other than as contemplated by this Agreement, except to the extent that such information (i) was known by the recipient when received and was not covered by any other obligation of confidentiality, whether contained elsewhere in this Agreement, or in a separate agreement, (ii) it is or hereafter becomes lawfully obtainable from other sources, (iii) is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the parties, (iv) as may otherwise be required by law or (v) to the extent such duty as to confidentiality is waived in writing by the other party. If this Agreement is terminated, each party shall use all reasonable efforts to return upon written request from the other party all documents (and reproductions thereof) received by it or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 11.9, unless the recipients provide reasonable written assurances satisfactory to the requesting party that such documents have been destroyed and no originals or copies of such documents have been retained for any purpose. Upon consummation of the Closing, this
Section 11.9 shall not, however, limit Buyer's use of information provided to it in connection with the operation of the Photomask Business except with respect to Seller's Product Mask Information which may not be used in manufacturing Photomasks for third parties but may be used in manufacturing Photomasks for Seller and its Affiliates.

                  11.10 PARTIES IN INTEREST

                  This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to, or to confer any right of subrogation or action over against, any party to this Agreement.

                  11.11 NOTICES

                  Any notice or other communication hereunder must be given in writing and either (a) delivered in person, (b) transmitted by telex, facsimile or telecommunications mechanism provided that any notice so given is also mailed as provided in clause (c), or (c) mailed by certified or registered mail, postage prepaid, as follows:

                  IF TO BUYER, ADDRESSED TO:

                  Align-Rite International, Inc.
                  2428 Ontario Street
                  Burbank, CA 91504
                  Attention:  James L. MacDonald
                              Chairman of the Board and Chief Executive Officer

                  WITH A COPY TO:

                  J. Jay Herron, Esq.
                  Robert L. Davis, Esq.
                  O'Melveny & Myers LLP
                  610 Newport Center Drive, Suite 1700
                  Newport Beach, California 92660
                  Fax:  (949) 823-6994

                  IF TO SELLER, ADDRESSED TO:

                  Harris Corporation
                  Semiconductor Sector
                  Attention:  Gregory L. Williams
                  2401 Palm Bay Road N.E.
                  Mail Stop 53-198
                  Palm Bay, FL  32905

                  WITH A COPY TO:

                  Harris Corporation
                  Richard L. Ballantyne
                  Vice President, General Counsel and Secretary
                  1025 W. NASA Boulevard
                  Melbourne, Fl 32919
                  Fax:  (407)727-9222

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this
Section 11.11 and an appropriate confirmation is received, (ii) if given by certified mail, postage prepaid, return receipt requested, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

                  11.12 EXPENSES

                  Except as provided in Section 2.3 hereof, each of Seller and Buyer shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of its investment bankers, accountants and counsel and of securing third party consents and approvals required to be obtained by it except as otherwise expressly provided in this Section 11.12. Seller agrees to pay one-half of Buyer's fees and expenses related to compliance with the Hart-Scott-Rodino Act, in an amount not to exceed $25,000, within thirty (30) days of the Closing Date.

                  Buyer shall pay (i) any documentary transfer tax, real property transfer or gains tax, document recording fees and charges, and any income, franchise or revenue tax or excise tax (and any surtax thereon) due in connection with the consummation of the transactions contemplated by this Agreement.

                  11.13 REMEDIES; WAIVER

                  Except to the extent this Section 11.13 is inconsistent with any other provision in this Agreement or applicable law, all rights and remedies existing under this Agreement and any related agreements or documents are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable Law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

                  11.14 ATTORNEYS' FEES

                  In the event of any Action for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses incurred in such Action.

                  Attorneys' fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The preceding sentence is intended to be severable from the other provisions of this Agreement and to survive any judgment and, to the maximum extent permitted by law, shall not be deemed merged into any such judgment.

                  11.15 KNOWLEDGE CONVENTION

                  Whenever any statement herein or in any schedule, exhibit, certificate or other documents delivered to any party pursuant to this Agreement is made "to the knowledge of" or words of similar intent or effect of any party or its representative, such statement shall refer to the knowledge of such Person, and such Person shall make such statement only after conducting a reasonable inquiry concerning the subject matter thereof, and each statement shall be deemed to include a representation that such investigation has been conducted; provided, however, that with respect to Seller, such phrases shall mean the knowledge of Tim Muth, Suzanne Jones, Jay Duncombe, Howard Rothman, Charles Burns and Holly Carothers.

                  11.16 REPRESENTATION BY COUNSEL AND OTHER ADVISORS;
                        INTERPRETATION

                  Seller and Buyer each acknowledge that each party to this Agreement has been represented by counsel, financial, technical or other experts it deems necessary or desirable before entering into this Agreement. and the transactions contemplated by this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of the Agreement. Neither party has relied upon any oral representation of the other party in entering this Agreement. All discussions, estimates or projections developed by a party during the course of negotiating the terms and conditions of this Agreement are by way of illustration only, and are not binding or enforceable against the other party in law or in equity. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Buyer and Seller.

                  11.17 SPECIFIC PERFORMANCE

                  Seller and Buyer each acknowledge that, in view of the uniqueness of the Photomask Business and the transactions contemplated by this Agreement, the other party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms. Each party therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

                  11.18 SEVERABILITY

                  If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

                  11.19 DISPUTE RESOLUTION AND ARBITRATION

                  In the event that any dispute arises among the parties pertaining to the subject matter of this Agreement, and the parties, through the Buyer's senior management and the Seller's senior management, are unable to resolve such dispute within a reasonable time through negotiations and mediation efforts by senior executives of both parties, such dispute shall be resolved as set forth in this Section 11.19

                  (a) The procedures of this Section 11.19 may be initiated by a written notice ("DISPUTE NOTICE") given by one party ("CLAIMANT") to the other, but not before 30 days have passed during which the parties have been unable to reach a resolution as described above. The Dispute Notice shall be accompanied by (i) a statement of the Claimant describing the dispute in reasonable detail and (ii) documentation, if any, supporting the Claimant's position on the dispute. Within twenty (20) days after the other party's ("RESPONDENT") receipt of the Dispute Notice and accompanying materials, the parties shall submit the dispute to mediation in the Orlando, Florida area under the rules of the American Arbitration Association. All negotiations and mediation procedures pursuant to this paragraph (a) shall be confidential and treated as compromise and settlement negotiations and shall not be admissible in any arbitration or other proceeding.

                  (b) If the dispute is not resolved as provided in paragraph
(a) within sixty (60) days after the Respondent's receipt of the Dispute Notice, the dispute shall be resolved by binding arbitration. Within the sixty-day period referred to in the immediately preceding sentence, the parties shall agree on a single arbitrator to resolve the dispute. If the parties fail to agree on the designation of an arbitrator within said sixty-day period, the American Arbitration Association in the Orlando, Florida area shall be requested to designate the single arbitrator. If the arbitrator becomes disabled, resigns or is otherwise unable to discharge the arbitrator's duties, the arbitrator's successor shall be appointed in the same manner as the arbitrator was appointed.

                  (c) Except as otherwise provided in this Section 11.19, the arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association, which shall be governed by the United States Arbitration Act.

                  (d) Any resolution reached through mediation and any award arising out of arbitration (i) shall be binding and conclusive upon the parties;
(ii) shall be limited to a holding for or against a party, and affording such monetary remedy as is deemed equitable, just and within the scope of this Agreement; (iii) may not include special, incidental, consequential or punitive damages; (iv) may in appropriate circumstances include injunctive relief; and
(v) may be entered in court in accordance with the United States Arbitration
Act.

                  (e) Arbitration shall not be deemed a waiver of any right of termination under this Agreement, and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the parties prior to termination in accordance with this Agreement.

                  (f) The arbitrator may not limit, expand or otherwise modify the terms of this Agreement.

                  (g) The laws of the State of Florida shall apply to any mediation, arbitration, or litigation arising under this Agreement.

                  (h) Each party shall bear its own expenses incurred in any mediation, arbitration or litigation, but any expenses related to the compensation and the costs of any mediator or arbitrator shall be borne equally by the parties to the dispute.

                  (i) A request by a party to a court for interim measures necessary to preserve a party's rights and remedies for resolution pursuant to this Section 11.19 shall not be deemed a waiver of the obligation to mediate or of the agreement to arbitrate.

                  (j) The parties, their representatives, other participants and the mediator or arbitrator shall hold the existence, content and result of mediation or arbitration in confidence.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.



                                   ALIGN-RITE INTERNATIONAL, INC.,
                                   A CALIFORNIA CORPORATION



                                   By: ____________________________________
                                       James MacDonald
                                       Chairman of the Board and
                                       Chief Executive Officer



                                   ALIGN-RITE, INC.,
                                   A FLORIDA CORPORATION



                                   By: ____________________________________
                                       James MacDonald
                                       Chairman of the Board



                                   HARRIS CORPORATION,
                                   A DELAWARE CORPORATION



                                   By: ____________________________________
                                       W.R. Morcom
                                       Vice President-General Manager Operations